Exhibit 3.269

LIMITED LIABILITY COMPANY AGREEMENT

OF

DCT KENNEDY LLC

This Limited Liability Company Agreement (this “Agreement”) of DCT KENNEDY LLC (the “Company”) is entered into by DCT Industrial Operating Partnership LP, a Delaware limited partnership, as the sole member of the Company (the “Sole Member”).

The Sole Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby designates Marilyn Cartwright as an “authorized person” within the meaning of the Act for the sole purpose of executing, delivering and filing a Certificate of Formation of the Company with the Secretary of State of Delaware and for the registration of the Company in any jurisdiction where the business activities of the Company would require such registration. This Agreement is in anticipation of the closing of its acquisition of the Premises (as hereinafter defined) and the assumption by the Company, the loan from BANK OF AMERICA, NATIONAL ASSOCIATION (SUCCESSOR BY MERGER TO LASALLE BANK NATIONAL ASSOCIATION), AS TRUSTEE FOR MORGAN STANLEY DEAN WITTER CAPITAL I INC. COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-TOP 3, as successor in interest to Principal Life Insurance Company (together with its successors and assigns, the “Lender”) that encumbers the Premises. The Sole Member further agrees as follows:

1. Name	The name of the limited liability company formed hereby is DCT Kennedy LLC.

2. Purpose	The nature of the business and of the purposes to be conducted and promoted by the Company, is to engage solely in the following activities:

(i) To own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with those certain parcels of real property, together with all improvements located at 400 Kennedy Drive, Sayreville, NJ 08872 (the “Premises”), including, but not limited to, assume the loan presently encumbering the Premises in the original principal amount of up to $5,450,000.00 (the “Loan Amount”) from BANK OF AMERICA, NATIONAL ASSOCIATION (SUCCESSOR BY MERGER TO LASALLE BANK NATIONAL ASSOCIATION), AS TRUSTEE FOR MORGAN STANLEY DEAN WITTER CAPITAL I INC. COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-TOP 3, as successor in interest to Lender, that is evidenced by a secured promissory note, whereby the Company promises to pay to Lender the outstanding principal owing upon the Loan Amount together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant to the documents, instruments and agreements executed and delivered in connection with such loan (collectively, the “Loan Documents”) and all other amounts, sums and expenses paid by or payable to Lender pursuant to all such documents (collectively, the “Indebtedness”).

(ii) To exercise all powers enumerated in the Limited Liability Company Act of Delaware necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

(iii) Notwithstanding anything to the contrary set forth in subparagraphs (i) and (ii) above, until the Indebtedness is paid in full, the limited liability company will continue to (a) be organized solely for the purpose of owning the Premises, (b) not engage in any business unrelated to the ownership of the Premises, (c) not have any assets other than those related to the Premises.

3. Registered Office	The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808.

4. Registered Agent	The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808.

5. Member	The name and the business or mailing address of the Sole Member is as follows:

	Name	Address

	DCT Industrial Operating Partnership LP	518 17th Street, Suite 800 Denver, CO 80202

6. Management	The business and affairs of the Company shall be managed by the Sole Member. The Sole Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware.

7. Dissolution	Notwithstanding anything contained herein to the contrary, the Company shall continue and not dissolve whether as a consequence of the bankruptcy or insolvency of Sole Member, or otherwise, but the Company shall continue as long as there remains a solvent member of the Company. Notwithstanding anything contained herein to the contrary, subject to applicable law, dissolution of the Company shall not occur so long as the Company remains owner of the Premises subject to the mortgage. Notwithstanding anything contained herein to the contrary, when acting on matters subject to the vote of the members, notwithstanding that the limited liability company is not then insolvent, the Sole Member and any future members shall take into account the interest of the Company’s creditors, as well as those of the members.

8. Capital Contributions	The Sole Member shall have made such contributions as shall be reflected on the books of the Company.

9. Additional Contributions	The Sole Member may, but is not required to, make additional capital contributions to the Company.

10. Profits and Losses	Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member. Such distributions shall belong to the Sole Member.

11. Assignments	A member may assign his or her limited liability company interest in whole or in part.

12. Admission of Additional Members	One or more additional members of the Company may be admitted to the Company with the consent of the Sole Member and upon being so admitted shall become bound by all of the terms of this Agreement and shall execute a written joinder to this Agreement.

13. Liability of the Member	The Sole Member, and any additional member, shall not have any liability for the obligations or liabilities of the Company except to the extent provided by law. The Company shall indemnify the Sole Member for its actions as a Sole Member to the fullest extent permitted by law.

14. Amendment	This Agreement may be amended in writing by the Sole Member.

15. Governing Law	This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

16. Prohibited Activities	Notwithstanding anything contained herein to the contrary, until the Indebtedness is paid in full, the Company: (i) will not amend this Agreement or the Company’s articles of organization without first obtaining approval of the Lender; (ii) will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation or merger, and, except as otherwise expressly permitted by the Loan Documents, will not engage in, seek or consent to any asset sale or transfer of membership interests; (iii) without the unanimous consent of all of the Company’s members, will not with respect to itself or, if applicable, to any other corporation, limited partnership, general partnership, limited liability company, or trust (each, an “Entity”) in which it has a direct or indirect legal or beneficial ownership interest (a) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (b) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such Entity or all or any portion of such Entity’s properties; (c) make any assignment for the benefit of such Entity’s creditors; or (d) take any action that might cause such Entity to become insolvent, (iv) will have no indebtedness other than the Indebtedness and commercially reasonable unsecured trade payables in the ordinary course of business relating to the ownership and operation of the Premises which are paid within sixty (60) days of the date incurred, (v) will not assume or guarantee or become obligated for the debts of any other person or Entity or hold out its credit as being available to satisfy the obligations of any other person or Entity, except for the Indebtedness, (vi) will not pledge its assets for the benefit of any other person or Entity, and (vii) will not make loans to any person or Entity.

17. Indemnification	Notwithstanding anything contained herein to the contrary, any indemnification of the Company’s members shall be fully subordinated to any obligations respecting the Premises (including, without limitation, the mortgage [it being agreed that the term “mortgage” shall be construed to mean “mortgage” or “deed of trust” or “deed to secure debt” or “trust deed” as the context so requires] securing the Indebtedness) and such indemnification shall not constitute a claim against the Company in the event that cash flow in excess of amounts necessary to pay holders of such obligations is insufficient to pay such obligations.

18. Separateness Covenant	Notwithstanding anything contained herein to the contrary, in order to preserve and ensure its separate and distinct limited liability company identity, the Company, until the Indebtedness is paid in full (i) will not fail to correct any known misunderstanding regarding the separate identity of such Entity, (ii) will maintain its accounts, books and records separate from any other person or Entity, (iii) will maintain its books, records, resolutions and agreements as official records, (iv) will hold its assets in its own name, (v) will conduct its business in its name, (vi) will maintain its financial statements, accounting records and other Entity documents separate from any other person or Entity, (vii) will pay its own liabilities out of its own funds and assets, (viii) will observe all limited liability company formalities, (ix) will maintain an arms-length relationship with any person or Entity directly or indirectly controlling, controlled by, or under common control with the limited liability company or any person or Entity owning a material interest in the limited liability company, either directly or indirectly (collectively, the “Affiliates”), (x) will not acquire obligations or securities of its beneficial owners or members, (xi) will allocate fairly and reasonably shared expenses, including, without limitation, shared office space and uses separate stationery, invoices and checks, (xii) will hold itself out and identify itself as a separate and distinct Entity under its own name and not as a division or part of any other person or Entity, (xii) will not identify its members or any Affiliates as a division or part of it, (xiv) will not enter into or be a party to, any transaction with its members or its Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party, (xv) will pay the salaries of its own employees from its own funds, and (xvi) will maintain adequate capital in light of its contemplated business operations.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the     day of             , 2010.

DCT Industrial Operating Partnership LP,
a Delaware limited partnership, its Sole Member

By:	DCT Industrial Trust Inc.,
a Maryland corporation,
its General Partner

By:
Name:
Title:

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